Exhibit (h)(42)

FORM OF FIRST AMENDMENT TO THE PARTICIPATION AGREEMENT

This First Amendment, effective as of [ , 2021], is by and among MML Series Investment Fund II (“Investing Party”) on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each, an “Investing Fund”), iShares Trust, iShares U.S. ETF Trust, iShares, Inc., and iShares U.S. ETF Company, Inc., each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”). This Amendment amends the Participation Agreement (the “Agreement”) dated November 18, 2020. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

The parties agree to amend the Agreement as follows:

Schedule A of the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures as of the date set forth above.

The Investing Party on behalf of each of the Investing Funds listed on Schedule A, severally and not jointly.

By:
Name:
Title:
Date:

iSHARES TRUST, iSHARES U.S. ETF TRUST, iSHARES INC., and iSHARES U.S. ETF COMPANY, INC.

By:
Name:
Title:
Date:

Exhibit (h)(42)

SCHEDULE A

List of Funds - Investing Funds

MML Blend Fund
MML iShares® 60/40 Allocation Fund
MML iShares® 80/20 Allocation Fund